Exhibit 23.2

Consent of Ernst & Young LLP,

Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Oracle Corporation Amended and Restated 2000 Long-Term Equity Incentive Plan, Art Technology Group, Inc. Amended and Restated 1996 Stock Option Plan, and the Art Technology Group, Inc./Primus Knowledge Solutions, Inc. 1999 Stock Incentive Compensation Plan, of our reports dated June 30, 2010, with respect to the consolidated financial statements and schedule of Oracle Corporation and the effectiveness of internal control over financial reporting of Oracle Corporation included in its Annual Report (Form 10-K) for the year ended May 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

January 28, 2011